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                                                                     Exhibit 3.6

                                     BY-LAWS

                                       OF

                 VILLAGE INN PANCAKE HOUSE OF ALBUQUERQUE, INC.

                                       I

                                  STOCKHOLDERS

      1. Meetings. The Annual Meeting of Stockholders of the Corporation will be held without notice' at the principal corporation office on the first. Monday in December at 10:00 a.m. Special Meetings, of Stockholders. will be held at the time and place fixed by the President, and may be called 'by' any Director, or the owners of 10% of the corporation stock, on notice given to each stockholder at least ten days before the meeting. Presence in person or by proxy of a majority of shares will constitute a quorum.

      2. Voting. Each stockholder will at every stockholders meeting be entitled to one vote for all purposes in person or by proxy for each share of stock owned by the stockholder on: the day preceding the meeting as shown by the stock ledger. Proxies must be, in writing, subscribed by the stockholders, and presented to the Secretary of the meeting for validation prior to being voted. The action of a majority of shares present in person or by proxy at a meeting will constitute stockholder action unless a different amount is required by law.

                                       II

                               BOARD OF DIRECTORS

      1. Number, Tenure; Qualifications and Vacancies. The Board will consist of not less than three nor more than five Directors who will be elected annually by ballot by the stockholders at their Annual Meeting. Directors need not be stockholders or residents of New Mexico, and will, hold office until their successors are elected and qualified. A Director may

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resign or may be removed by the majority vote of the stockholders. Vacancies and newly created Directorships may be filled by a majority of Directors then in office.

      2. Meetings. The-Annual Meeting of the-Board of Directors will be held without notice immediately following the Annual Stock-holders Meeting. Special meetings of the Board of Directors will be held at the time and place fixed by the President, and may be called by any Director on Notice given to each Director at least two days before the meeting. A majority of Directors will constitute a quorum.

      3. Action. The Directors will manage the Corporation, and may act only as a Board with each Director having one vote. The action of a majority of Directors present at a meeting, or, in absence of a. meeting, the action of a majority of Directors, assented to in writing by all the Directors, will be the action of the Board unless a greater amount is required by law.

                                      III

                                    OFFICERS

      1. Number, Tenure, Qualification and Vacancies. The Officers of the Corporation will be a President, Vice President, Secretary and Treasurer, and such other officers as the Board may decide, each of whom will be elected annually by the Board. Officers will hold office until their successors are elected and qualified and, except for the President, need not be Directors. An Officer may resign or may be removed by the majority vote of the Board. Vacancies and newly created Offices shall be filled by the Board. One person may hold more than one office except that no person may be President and Secretary. Officers will perform the duties and have the powers assigned by the Board and incident to the office.

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      2.    President. The President will be the chief executive officer of the
Corporation, will preside at all corporation meetings, and, when authorized, will execute and deliver documents in the name of the Corporation.

      3. Vice President. Any Vice President may perform the duties of the President during the disability or absence of the President.

      4. Secretary. The Secretary, or any Assistant Secretary during the absence, or disability of the Secretary, will have custody of the seal, books and records of the Corporation, will keep the minutes of all meetings, will give all Notices required, and, when authorized, will execute, attest, deliver, and seal documents of the Corporation.

      5. Treasurer. The Treasurer, or any Assistant Treasurer during the absence or disability of the Treasurer, will have custody of the funds, securities, property and books of account of the Corporation, and. will keep strict account of funds, securities and property received, owned and disbursed by the Corporation.

                                       IV

                           NOTICE AND WAIVER OF NOTICE

      Any Notice of Meeting will state the time, place and purpose of the meeting, may be given by mail to the person entitled thereto at the address shown on the Corporation books, and will be considered given when sent. Any Notice will be considered waived by any person who waives the Notice in writing, or who appears at a meeting in person or by proxy.
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                                       V

                                 SEAL AND STOCK

      The Board will adopt the form of Seal and Stock Certificate to be used by the Corporation. Each Stockholder is entitled to a Stock Certificate, signed by the President or a Vice President, impressed with the Corporate Seal, and countersigned by the Secretary or Treasurer, or an Assistant. Stock issuance and transfer will be done by the Secretary or the designee thereof, as provided by the New Mexico Uniform Commercial Code.

                                       VI

                                MONETARY MATTERS

      1. Funds and Borrowing. The depository for corporate funds, the persons entitled to draw against these funds, the persons entitled to borrow on behalf of the Corporation, and the manner of accomplishing these matters will be determined by-the Board.

      2. Dividends and Working Capital. The Board may, in its absolute discretion, and at such times as it may choose, set aside from the corporate net profits such amounts as they deem advisable as working capital, and may declare dividends from the corporation surplus or net profits.

      3. Compensation. The compensation for Directors and Officers will be established by the Board. Compensation of employees will be established by the President subject to review by the Board.

                                      VII

                                   AMENDMENTS

      These By-laws may be amended by the majority vote of the Stockholders, and subject to revision by the Stockholders, by 'a majority vote of the Board.

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                                                                     Exhibit 3.6

                       CERTIFICATE OF AMENDMENT OF BY-LAWS

                          OF VILLAGE INN PANCAKE HOUSE

                              OF ALBUQUERQUE, INC.

      By resolution of the shareholders as of December 6, 1976, the Article III of the By-Laws was amended to read as follows:

                                      III

                                    OFFICERS

      1. Number, Tenure, Qualification and Vacancies. The officers of the corporation will be a Chairman of the Board, President, Vice President, Secretary and Treasurer, and such other officers as the Board may decide, each of whom will be elected annually by the Board. Officers will hold office until their successors are elected and qualified and, except for the Chairman of the Board, need not be directors. An officer may resign or may be removed by the majority vote of the Board. Vacancies and newly created Offices shall be-filled by the Board. One person may bold more than one office, except that no person may be Chairman of the Board and Secretary or President and Secretary. Officers will perform the duties and have the powers assigned by the Board and incident to the office.

      2. Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the company, and, subject to the control of the Board of Directors, shall be in general charge of the affairs of the company. He shall preside at all meeting of the stockholders and of .the Board of Directors. Notwithstanding the authority of the President hereinafter stated, all contracts of duration of six months or longer shall be subject to the approval of the Chairman of the Board and any contract involving the expenditure of funds in excess of $10,000.00 shall likewise be subject to the approval of the Chairman of the Board.

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      3.    President. The President shall have the general charge of the business and affairs of the corporation. He may sign, with the Secretary or any other proper officer of the corporation thereunto authorized by the Board of Directors, Certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by the By-laws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of the President and such other duties as may prescribed by the Chairman of the Board of Directors or the Board itself from time to time.

      4. Vice President. Any Vice President may perform the duties of the President during the disability or absence of the President.

      5. Secretary. The Secretary or any Assistant Secretary during the absence or disability of the Secretary, will have custody of the seal, books, and records of the corporation, keep minutes of all meetings, will give all notices required, and, will authorize, execute, attest, deliver, and seal documents of the corporation.

      6. Treasurer. The Treasurer or any Assistant Treasurer during the absence or disability of the treasurer will have custody of the funds, securities, property and books of account of the corporation, and will keep strict account of funds, securities and properties received owned and disbursed by the corporation."

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                                 FIRST AMENDMENT

                                     TO THE

                                     BY-LAWS

                                       OF

                 VILLAGE INN PANCAKE HOUSE OF ALBUQUERQUE, INC.

      The By-laws of Village Inn Pancake House of Albuquerque, Inc. were made amended to include the following numbered paragraphs by action of the Board of Directors taken on September 21, 1967.

                                      "VIII

                                    INDEMNITY

      Each director, officer and employee of the corporation, and their heirs, representatives and assigns, shall be indemnified by the corporation against expenses and liabilities reasonably incurred by him in connection with any action, suit or proceedings to which he may be made a party by reason of his being or having been a director, officer or employee. The foregoing right of indemnification shall not be exclusive of other rights to which any director, officer or employee may be entitled as a matter of law and shall include reimbursement of any amount and expenses paid or incurred in settling any such action, suit or proceeding when such settlement has been approved by the Board of Directors.

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                                       IX

                               INTERESTED PARTIES

         No transaction of the corporation will be affected because a Stockholder, Director, Officer or Employee of the corporation is interested in the transaction. Such interested parties will be counted for quorum purposes, and may vote, when the corporation considers the transaction. Such interested persons will not be liable to the corporation for the party's profits, or the corporation's losses from the transaction."

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                              BYLAWS AMENDMENT FOR
                 VILLAGE INN PANCAKE HOUSE OF ALBUQUERQUE, INC.

BYLAW AMENDMENT ADOPTED ON MARCH 19, 2004

Article VIII of the Bylaws is deleted in its entirety and replaced with the following:

      "1. Indemnification. Notwithstanding any provision in the New Mexico Business Corporation Act (the "NMBCA"), the Corporation shall not be obligated to indemnify any person who is a party to a proceeding because such person is or was a director or officer of the Corporation. Nothing in this Article shall preclude the Corporation from providing indemnification and advance of expenses to its directors and officers to the fullest extent permitted by the NMBCA."